Exhibit 99.1

Forest City Reports Fiscal 2007 Full-Year and Fourth-Quarter Results

CLEVELAND--(BUSINESS WIRE)--Forest City Enterprises, Inc. (NYSE: FCEA) and (NYSE: FCEB) today announced EBDT, net earnings and revenues for the fourth quarter and full year ended January 31, 2008.

EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) for the full year ended January 31, 2008 was $265.7 million, or $2.47 per share, a decrease of 9.5 percent on a per-share basis compared with last year’s $285.0 million, or $2.73 per share. EBDT for the fourth quarter was $91.2 million, or $0.85 per share, a 15.0 percent decrease on a per-share basis compared with last year’s fourth-quarter EBDT of $107.6 million, or $1.00 per share. For an explanation of the variances, see “Discussion of Results.”

Net earnings for the full year were $52.4 million, or $0.51 per share, compared with $177.3 million, or $1.70 per share, in 2006. Net earnings for the fourth quarter were $12.6 million, or $0.12 per share, compared with net earnings of $70.6 million, or $0.66 per share, in the prior year. The decrease in net earnings for the year and quarter was primarily attributable to larger gains on the disposition of properties in 2006 compared with 2007.

Twelve-month revenues were $1.3 billion, a 15.3 percent increase compared with last year’s $1.1 billion for the 12 months ended January 31, 2007. Fourth-quarter consolidated revenues were $406.0 million compared with $348.3 million last year.

EBDT and EBDT per share are non-GAAP (Generally Accepted Accounting Principles) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release. All per-share amounts are on a fully diluted basis.

Discussion of Results

Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, “In many ways, 2007 was a very successful year, yet it’s difficult not to be disappointed when EBDT decreased for the first time in 27 years. Looking behind the numbers, the year-over-year EBDT variance becomes more understandable when recognizing the sudden and steep downturn in the land business. Our commercial and residential portfolios, including new project openings and Military Housing, had a good year, generating an increase in EBDT of $46.3 million. In addition, comparable property net operating income increased and occupancies remained very strong.

“The increase in EBDT (mentioned above), plus $9.8 million recognized from the sale of a supported-living development project, was offset by several items, the most significant of which was the $34 million decrease in EBDT in the Land Development Group. After several years of growth in land sales, which is more cyclical than the rental property business, we saw a major slowdown early in 2007, driven by the severe decrease in single-family home sales and the tightening of credit markets. Our results were further negatively impacted by EBDT decreases of $14 million in commercial outlot sales and $15 million from Tax Credit income compared to 2006.

“One of the most important measures of success in real estate, and certainly at Forest City, is the creation of long-term value. In 2007, we completed 11 project openings and acquisitions, representing a record high of approximately $1.0 billion of cost at our share. The opening of the 1.5-million-square-foot New York Times Building added another signature building to Forest City’s office portfolio, and represents our largest single asset. This marks the second consecutive year we have completed a milestone project in a core market – San Francisco Centre, one of the nation’s premier retail centers, opened in late 2006. It’s clear that these two assets alone represent significant value creation over their cost, demonstrating the validity of our long-term value-added strategy.

“Another important measure of success is maintaining a high level of liquidity, particularly in challenging times. During the fourth quarter of 2007, we increased our corporate credit facility by $150 million to $750 million, enhancing our liquidity and financial flexibility. We ended the year with more than $700 million in cash and credit available – the highest in our history. In addition, we closed on approximately $1.4 billion in financing transactions since January 31, 2008, all at favorable rates, further evidencing our ability to access capital despite the stressed conditions currently prevailing in the credit market,” Ratner said.

NOI, Occupancies and Rent

Overall, comparable property net operating income (NOI) increased 4.6 percent compared with the prior year. Comparable property NOI increased in the retail, office and residential portfolios by 6.9 percent, 2.1 percent and 4.2 percent, respectively. Comparable property NOI, defined as NOI from properties operated for the full year in both 2007 and 2006, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full consolidation method.

Occupancies remained strong across the portfolio with comparable retail occupancies at 94.1 percent at the end of 2007, while comparable office occupancies were 92.7 percent. In the residential portfolio, comparable average occupancies were 95.7 percent. Leasing spreads for the regional mall and office portfolios represented 25.4 percent and 13.9 percent increases over the respective expiring rents, and residential comparable net rental income increased to 93.4 percent. Regional mall sales averaged $468 per square foot, while comparable regional mall sales decreased 1.8 percent, an early indication of slowing consumer confidence.

2007 Milestones

Openings

During 2007, Forest City completed 11 openings and acquisitions – six development projects and five acquisitions, adding a record high of $1.1 billion of cost at the Company’s pro-rata share and $1.0 billion on a full consolidation basis. The properties’ first-year stabilized unleveraged cash-on-cost return averaged 8.4 percent, which resulted in a 220-basis-point spread over the in-place permanent financing of these project openings and acquisitions.

The highlight of the 2007 openings was the New York Times Building. Signed lease agreements represent approximately 94 percent of the 737,000 square feet of space owned by Forest City. During the third quarter, the Company closed on a $640 million loan with HSH Nordbank AG to refinance Forest City’s portion of the Times building. The financing is the largest permanent loan in the Company’s history.

Growth continued in our Military Housing business in 2007, with full-year EBDT of $16.5 million, an increase of 70 percent compared with last year.

Acquisitions and Dispositions

Acquisitions in 2007 totaled $196.9 million at the Company’s pro-rata share. The largest of these were two acquisitions that expanded Forest City’s presence in the Richmond, Virginia, area – the 570,000-square-foot Richmond Office Park and the 259-unit Cameron Kinney residential community at Tobacco Row.

During 2007, Forest City chose to exit the supported-living business and reached an agreement with Atria Senior Living Group to sell eight and lease four properties. Seven of the properties were sold in 2007, including one project under construction, representing a combined 786 units valued at $310 million. These transactions generated $155 million in cash proceeds in 2007. The eighth property will be sold during 2008.

Other Milestones

Among other development and financial milestones were:

  Receiving favorable decisions from the New York State Supreme Court and a federal appeals court – critical milestones in the Company’s ability to move forward with its Atlantic Yards project in Brooklyn. To date, the courts have found in favor of the Company in 18 consecutive decisions, with two current appeals remaining active
  Closing on a $680 million financing for the mixed-use/residential Beekman project in lower Manhattan, the largest construction financing in the Company’s history

  Securing a $630 million construction loan for the Ridge Hill regional lifestyle center project in Yonkers, New York
  Announcing that Sony Pictures Imageworks, Fidelity Investments and SCHOTT Solar, Inc. will build facilities totaling more than 450,000 square feet of commercial space at the Company’s Mesa del Sol mixed-use project in Albuquerque, New Mexico – bringing the total committed or opened space to 1.2 million square feet
  Breaking ground on three new retail centers, including Ridge Hill mentioned above, The Shops at White Oak Village near Richmond, and Village at Gulfstream in Florida -- representing a combined 2.4 million square feet of retail property
  Signing lease agreements with the District of Columbia for more than 500,000 square feet of space at Waterfront and receiving approval of the revised master plan for The Yards, both mixed-use projects in Washington, D.C.
  Acquiring more than 2,500 single-family home lots in San Antonio, Texas, which remains an attractive market for residential development despite the downturn in the overall national housing market
  Continuing the momentum at Stapleton in Denver with more than 400 new home starts

Financing Activity

The capital markets for real estate worsened as the year progressed. Lenders and investors pulled back from the market, demanding increased premiums to underwrite risk. Loan originations for Commercial Mortgage-Backed Securities (CMBS) fell dramatically in the second half of the year and pricing power shifted to the lenders. Capital for real estate remains available; however, lender spreads have increased and underwriting criteria have tightened.

Despite these unfavorable conditions, in the fourth quarter of 2007, Forest City was able to increase its corporate revolving credit facility by $150 million to $750 million.

“Maintaining a higher level of liquidity is important in these more volatile capital markets. We believe the support shown by our existing bank group and the new participants in our expanded bank line speaks to the strength of Forest City’s experience and depth of relationships,” Ratner noted. “This increased liquidity enhances our capacity to fund our development pipeline and to strategically take advantage of selective opportunities arising from the current dislocation in the real estate markets.”

During 2007, Forest City closed on transactions totaling $2.8 billion in nonrecourse mortgage financings, including $1.1 billion in refinancings, $1.0 billion in development projects and acquisitions, and $700 million in loan extensions and additional fundings. During the fourth quarter, the Company closed on 10 loan transactions totaling $315 million. Since January 31, 2008, the Company has closed on financings totaling approximately $1.4 billion in nonrecourse mortgage financings, including $480 million in refinancings, $680 million in development projects and acquisitions, and $210 million in loan extensions and additional fundings. Ratner commented, “The capital markets for real estate remain difficult, and we do not expect to see improvement during 2008. Our recent financing activity demonstrates that capital remains available for well-structured transactions with strong sponsorship.”

As of January 31, 2008, the Company’s weighted average cost of mortgage debt decreased to 5.87 percent from 6.05 percent at January 31, 2007, primarily due to a decrease in fixed-rate mortgage debt. Fixed-rate mortgage debt, which represented 62 percent of the Company’s total nonrecourse mortgage debt and is inclusive of interest rate swaps, declined from 6.17 percent at January 31, 2007, to 6.08 percent at January 31, 2008. The variable-rate mortgage debt decreased from 5.78 percent at January 31, 2007, to 5.53 percent at January 31, 2008.

Development Pipeline Highlights

“As evidenced by exceptional assets such as The New York Times Building and San Francisco Centre, our development pipeline is one of our greatest strengths and the best opportunity we have to grow the Company and create long-term shareholder value,” Ratner said. “We ended 2007 with $2.2 billion of projects under construction at cost (at the Company’s pro-rata share), of which we expect to open more than $770 million of cost at our share in 2008. We also expect to begin work on an additional $1.5 billion in projects in 2008 with $3.0 billion under construction at year end.”

On a full consolidation basis, projects under construction at the end of 2007 represented $1.5 billion of cost, and 2008 anticipated openings represent approximately $678 million of cost. During 2008, work is anticipated to begin on an additional $1.4 billion of projects at full consolidation, resulting in an estimated $2.2 billion in projects under construction at year-end on a full consolidation basis.

Ratner said, “Because of the current economic conditions, we took a much more critical look at the projects in our pipeline, and as a result we delayed projects whose total cost, when completed, would have exceeded $1 billion. Given the challenging development environment we face, we will continue to be more selective on which projects we advance and which we delay.”

Projects Under Construction and Under Development

At the end of the fiscal year, 22 projects, totaling $2.2 billion of cost at the Company’s pro-rata share ($1.5 billion at full consolidation), were under construction or to be acquired. Nine of these projects are scheduled to open during 2008, representing approximately $773.5 million of cost at the Company’s share ($678.2 million on a full consolidation basis).

A schedule of the Company’s pipeline of projects under construction is included in this news release. The schedule includes comparable project costs on both a pro-rata share and full consolidation basis.

At the end of 2007, Forest City had more than 15 projects under development, representing approximately $2 billion of cost at the Company’s pro-rata share and at full consolidation. Previously announced projects include:

  Beekman, an urban residential community featuring more than 800 residential units and a ground-floor elementary school in Manhattan
  80 DeKalb, a 365-unit apartment community in Brooklyn
  Presidio, a redevelopment of the historic Presidio of San Francisco to become a 161-unit apartment community at the foot of the Golden Gate Bridge

For two decades, the Company’s distinctive development competencies have been symbolized by large, multi-use urban projects such as MetroTech Center in Brooklyn and University Park at MIT in Boston, both of which are now mature. Stapleton in Denver and Central Station in Chicago continue their long-term growth and development. Beyond the development pipeline are four early-stage, mixed-use projects – Mesa del Sol, Atlantic Yards, Waterfront and The Yards – that reached significant development milestones during 2007.

At Mesa del Sol, the 9,000-acre mixed-use project in Albuquerque, the Company secured commitments from three major corporations: Sony Pictures Imageworks, Fidelity Investments, and SCHOTT Solar, Inc., a global leader in solar technology manufacturing. The three companies together have committed to more than 450,000 square feet of commercial space, bringing to a total of 1.2 million square feet of space built and occupied, under construction, or under contract throughout the Mesa del Sol development.

In addition to continuing to prevail in court decisions related to Atlantic Yards in Brooklyn, as previously mentioned, the Company is also moving ahead with site work, including demolition, infrastructure upgrades and construction of the temporary rail yard. Forest City now controls more than 85 percent of the land necessary for the project, which includes up to 6.5 million square feet of developable land on a 22-acre site.

In Washington, D.C., Forest City has begun site work on Waterfront’s first two government office buildings, totaling 500,000-plus square feet. Occupancy by District of Columbia agencies is scheduled for 2010. Located in Southwest Washington, this project will eventually feature 1.2 million square feet of office space, an estimated 1,000 residential units and 110,000 square feet of stores and restaurants. Also in Washington, at The Yards, demolition and construction of infrastructure began last fall. The 42-acre project is expected to include up to 2,800 residential units, 1.8 million square feet of office space, and 400,000 square feet of retail and dining space – all within walking distance of the newly opened Washington Nationals baseball park.

Year-End Summary and Outlook

Ratner said, “Reflecting on 2007, while our EBDT was lower, we were still able to create significant long-term shareholder value, as evidenced by approximately $1 billion of project openings and acquisitions. Our operating portfolio performed well, and our access to capital and significant increase in liquidity in the face of a challenging market speak to our ability to add value under these economic conditions. We expect 2008 will be an even more challenging year, but our results in 2007 and our long-term perspective give us the confidence that we will continue to grow our business and drive shareholder value.”

Corporate Description

Forest City Enterprises, Inc. is a $10 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

Supplemental Package

Please refer to the Investor Relations section of the Company’s website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission on Form 8-K. This Supplemental Package includes operating and financial information for the year ended January 31, 2008, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.

EBDT

The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes, or EBDT, is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.

The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment classified as minority interest expense on the Company's Consolidated Statement of Earnings; v) provision for decline in real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Net segment equals net earnings.

EBDT is reconciled to net earnings, the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company’s Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management's opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company’s current tax provision. The provision for decline in real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company’s EBDT may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method, in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the Company’s or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, general real estate development and investment risks including lack of satisfactory financing, construction and lease-up delays and cost overruns, dependence on rental income from real property, reliance on major tenants, the effect of economic and market conditions on a nationwide basis as well as in our primary markets, vacancies in our properties, downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, department store consolidations, international activities, the impact of terrorist acts, risks associated with an investment in and operation of a professional sports team, conflicts of interests, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility, the level and volatility of interest rates, the continued availability of tax-exempt government financing, effects of uninsured or underinsured losses, environmental liabilities, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, changes in market conditions, litigation risks, and other risk factors as disclosed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2008 and 2007
(dollars in thousands, except per share data)

	Three Months Ended, January 31,		Increase (Decrease)		Year Ended January 31,		Increase (Decrease)
	2008	2007	Amount	Percent	2008	2007	Amount	Percent
Operating Results:
Earnings (loss) from continuing operations	$11,697	$31,862	$(20,165)		$(13,197)	$30,742	$(43,939)
Discontinued operations, net of tax and minority interest (1)	908	38,764	(37,856)		65,622	146,509	(80,887)
Net earnings	$12,605	$70,626	$(58,021)		$52,425	$177,251	$(124,826)

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$91,188	$107,550	$(16,362)	(15.2%)	$265,718	$284,954	$(19,236)	(6.8%)

Reconciliation of Net Earnings to Earnings Before Depreciation,
Amortization and Deferred Taxes (EBDT) (2):

Net Earnings	$12,605	$70,626	$(58,021)		$52,425	$177,251	$(124,826)

Depreciation and amortization - Real Estate Groups (7)	65,393	57,938	7,455		250,951	206,745	44,206

Amortization of mortgage procurement costs - Real Estate Groups (7)	3,143	2,900	243		13,126	10,998	2,128

Deferred income tax expense - Real Estate Groups (8)	11,283	47,102	(35,819)		32,864	120,230	(87,366)

Deferred income tax expense - Non-Real Estate Groups: (8)
Gain on disposition of other investments	404	294	110		347	294	53

Current income tax expense on non-operating earnings: (8)
Gain on disposition of other investments	-	-	-		290	-	290
Gain on disposition included in discontinued operations	-	(3,369)	3,369		26,834	13,829	13,005
Gain on disposition of equity method rental properties	6,458	-	6,458		6,458	2,657	3,801

Straight-line rent adjustment (3)	(7,263)	(4,198)	(3,065)		(16,551)	(8,757)	(7,794)
							-
Preference payment (6)	936	898	38		3,707	898	2,809

Preferred return on disposition	-	-	-		5,034	-	5,034

Provision for decline in real estate, net of minority interest	3,292	-	3,292		3,292	1,923	1,369

Provision for decline in real estate of equity method rental properties	8,269	-	8,269		8,269	400	7,869

Gain on disposition of equity method rental properties	(12,286)	-	(12,286)		(14,392)	(7,662)	(6,730)

Gain on disposition of other investments	-	-	-		(603)	-	(603)

Discontinued operations: (1)
Gain on disposition of rental properties	(1,046)	(64,641)	63,595		(106,333)	(351,861)	245,528
Minority interest - Gain on disposition	-	-	-		-	118,009	(118,009)

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$91,188	$107,550	$(16,362)	(15.2%)	$265,718	$284,954	$(19,236)	(6.8%)

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$0.11	$0.30	$(0.19)		$(0.13)	$0.30	$(0.43)
Discontinued operations, net of tax and minority interest (1)	0.01	0.36	(0.35)		0.64	1.40	(0.76)
Net earnings (5)	$0.12	$0.66	$(0.54)		$0.51	$1.70	$(1.19)

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (4)	$0.85	$1.00	$(0.15)	(15.0%)	$2.47	$2.73	$(0.26)	(9.5%)

Operating earnings, net of tax (a non-GAAP financial measure)	$0.19	$0.33	$(0.14)		$0.02	$0.44	$(0.42)

Provision for decline in real estate, net of tax	(0.07)	-	(0.07)		(0.07)	(0.01)	(0.06)

Gain on disposition of rental properties and other investments, net of tax	0.08	0.37	(0.29)		0.75	2.54	(1.79)

Minority interest	(0.08)	(0.04)	(0.04)		(0.19)	(1.27)	1.08

Net earnings (5)	$0.12	$0.66	$(0.54)		$0.51	$1.70	$(1.19)

Diluted weighted average shares outstanding (4)	107,258,725	107,074,472	184,253		102,261,740	104,454,898	(2,193,158)

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2008 and 2007
(dollars in thousands)

	Three Months Ended, January 31,		Increase (Decrease)		Year Ended January 31,		Increase (Decrease)
	2008	2007	Amount	Percent	2008	2007	Amount	Percent
Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$275,644	$242,641	$33,003		$928,436	$811,315	$117,121
Residential Group	76,898	54,227	22,671		274,927	194,806	80,121
Land Development Group	53,501	51,386	2,115		92,257	117,230	(24,973)
Corporate Activities	-	-	-		-	-	-
Total Revenues	406,043	348,254	57,789	16.6%	1,295,620	1,123,351	172,269	15.3%

Operating expenses	(240,602)	(216,889)	(23,713)		(787,654)	(677,403)	(110,251)
Interest expense, including early extinguishment of debt	(91,191)	(79,349)	(11,842)		(337,842)	(285,507)	(52,335)
Amortization of mortgage procurement costs (7)	(2,653)	(2,659)	6		(11,624)	(10,710)	(914)
Depreciation and amortization (7)	(62,642)	(51,783)	(10,859)		(232,584)	(176,815)	(55,769)
Interest and other income	21,002	31,671	(10,669)		73,368	61,411	11,957
Equity in earnings of unconsolidated entities	9,665	32,731	(23,066)		12,273	48,542	(36,269)
Provision for decline in real estate of equity method rental properties	8,269	-	8,269		8,269	400	7,869
Gain on disposition of equity method rental properties	(12,286)	-	(12,286)		(14,392)	(7,662)	(6,730)
Revenues and interest income from discontinued operations (1)	894	15,000	(14,106)		27,246	112,633	(85,387)
Expenses from discontinued operations (1)	(461)	(16,731)	16,270		(26,634)	(107,649)	81,015

Operating earnings (a non-GAAP financial measure)	36,038	60,245	(24,207)		6,046	80,591	(74,545)

Income tax expense (8)	(16,007)	(25,033)	9,026		(3,064)	(34,728)	31,664
Income tax expense from discontinued operations (1) (8)	(571)	(24,416)	23,845		(41,323)	(92,265)	50,942
Income tax expense on non-operating earnings items (see below)	279	24,978	(24,699)		40,064	92,424	(52,360)

Operating earnings, net of tax (a non-GAAP financial measure)	19,739	35,774	(16,035)		1,723	46,022	(44,299)

Provision for decline in real estate	(3,302)	-	(3,302)		(3,302)	(1,923)	(1,379)

Provision for decline in real estate of equity method rental properties	(8,269)	-	(8,269)		(8,269)	(400)	(7,869)

Gain on disposition of equity method rental properties	12,286	-	12,286		14,392	7,662	6,730

Gain on disposition of other investments	-	-	-		603	-	603

Gain on disposition of rental properties included in discontinued operations (1)	1,046	64,641	(63,595)		106,333	351,861	(245,528)

Income tax benefit (expense) on non-operating earnings: (8)
Provision for decline in real estate	1,272	-	1,272		1,272	743	529
Provision for decline in real estate of equity method rental properties	3,195	-	3,195		3,195	155	3,040
Gain on disposition of other investments	-	(294)	294		(233)	(294)	61
Gain on disposition of equity method rental properties	(4,746)	-	(4,746)		(3,615)	(2,962)	(653)
Gain on disposition of rental properties included in discontinued operations	-	(24,684)	24,684		(40,683)	(90,066)	49,383
Income tax expense on non-operating earnings (see above)	(279)	(24,978)	24,699		(40,064)	(92,424)	52,360

Minority interest in continuing operations	(8,616)	(5,081)	(3,535)		(18,991)	(15,476)	(3,515)

Minority interest in discontinued operations: (1)
Operating earnings (loss)	-	270	(270)		-	(62)	62
Gain on disposition of rental properties	-	-	-		-	(118,009)	118,009
	-	270	(270)		-	(118,071)	118,071

Minority interest	(8,616)	(4,811)	(3,805)		(18,991)	(133,547)	114,556

Net earnings	$12,605	$70,626	$(58,021)		$52,425	$177,251	$(124,826)

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2008 and 2007
(in thousands)

1) Pursuant to the definition of a component of an entity of SFAS No. 144, assuming no significant continuing involvement, all earnings of properties which have been sold or are held for sale are reported as discontinued operations.

2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as minority interest expense on the Company's Consolidated Statement of Earnings; v) provision for decline in real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.

3) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to the provision of SFAS No. 13, "Accounting for Leases." The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

4) For the year ended January 31, 2008, the effect of 5,313,567 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the year ended January 31, 2008, diluted weighted average shares outstanding of 107,575,307 were used to arrive at $2.47/share.

5) For the year ended January 31, 2008, $754,000 of net earnings is allocated to participating securities under EITF 03-6 "Participating Securities and the Two-Class Method under FASB 128". As a result, the net earnings for purposes of calculating basic and diluted EPS is $51,671,000.

6) The Forest City Ratner Companies portfolio became a wholly-owned subsidiary of the Company November 8, 2006 upon the issuance of the Class A Common Units in exchange for Bruce C. Ratner's minority interests. For the first five years only, the Units that have not been exchanged are entitled to their proportionate share of an annual preferred payment of $2,500,000 plus an amount equal to the dividends paid on the same number of shares of the Company's common stock. After five years, the Units that have not been exchanged are entitled to a payment equal to the dividends paid on an equivalent number of shares of the Company's common stock. At January 31, 2007, the Company has recorded approximately $3,707,000 related to the annual preferred payment which is classified as minority interest expense on the Company's consolidated statement of earnings.

7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs. The Company’s Real Estate Groups are engaged in the ownership, development, acquisition and management of real estate projects, including apartment complexes, regional malls and retail centers, hotels, office buildings and mixed-use facilities, as well as large land development projects.

	Depreciation and Amortization		Depreciation and Amortization
	Three Months Ended January 31,		Year Ended January 31,
	2008	2007	2008	2007

Full Consolidation	$62,642	$51,783	$232,584	$176,815
Non-Real Estate	(3,233)	(639)	(10,663)	(1,571)
Real Estate Groups Full Consolidation	59,409	51,144	221,921	175,244
Real Estate Groups related to minority interest	(1,118)	(3,074)	(7,286)	(13,588)
Real Estate Groups Equity Method	7,096	8,867	34,369	34,779
Real Estate Groups Discontinued Operations	6	1,001	1,947	10,310
Real Estate Groups Pro-Rata Consolidation	$65,393	$57,938	$250,951	$206,745

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs
	Three Months Ended January 31,		Year Ended January 31,
	2008	2007	2008	2007

Full Consolidation	$2,653	$2,659	$11,624	$10,710
Non-Real Estate	-	(97)	-	(333)
Real Estate Groups Full Consolidation	2,653	2,562	11,624	10,377
Real Estate Groups related to minority interest	(114)	(161)	(730)	(1,061)
Real Estate Groups Equity Method	594	452	2,142	1,312
Real Estate Groups Discontinued Operations	10	47	90	370
Real Estate Groups Pro-Rata Consolidation	$3,143	$2,900	$13,126	$10,998

	Three Months Ended January 31,		Year Ended January 31,
	2008	2007	2008	2007
8) The following table provides detail of Income Tax Expense (Benefit):	(in thousands)		(in thousands)
(A) Operating earnings
Current	$(853)	$3,715	$(17,417)	$(13,643)
Deferred	16,581	21,318	21,100	46,307
	15,728	25,033	3,683	32,664

(B) Provision for decline in real estate
Deferred	(1,272)	-	(1,272)	(743)
Deferred - Equity method investment	(3,195)	-	(3,195)	(155)
	(4,467)	-	(4,467)	(898)
(C) Gain on disposition of other investments
Current - Non-Real Estate Groups	-	-	290	-
Deferred - Non-Real Estate Groups	-	-	(57)	-
	-	-	233	-
(D) Gain on disposition of equity method rental properties
Current	6,458	-	6,458	2,657
Deferred	(1,712)	-	(2,843)	305
	4,746	-	3,615	2,962

Subtotal (A) (B) (C) (D)
Current	5,605	3,715	(10,669)	(10,986)
Deferred	10,402	21,318	13,733	45,714
Income tax expense	16,007	25,033	3,064	34,728

(E) Discontinued operations - Rental Properties
Operating earnings
Current	43	(2,547)	(1,524)	(900)
Deferred	124	1,985	1,760	2,805
	167	(562)	236	1,905

Gain on disposition of rental properties
Current	-	(3,369)	26,834	13,829
Deferred	-	28,053	13,849	76,237
	-	24,684	40,683	90,066

Deferred gain on disposition of Lumber Group
Current	-	-	-	-
Deferred	404	294	404	294
	404	294	404	294
	571	24,416	41,323	92,265
Grand Total (A) (B) (C) (D) (E)
Current	5,648	(2,201)	14,641	1,943
Deferred	10,930	51,650	29,746	125,050
	$16,578	$49,449	$44,387	$126,993

Recap of Grand Total:
Real Estate Groups
Current	13,598	98	37,885	15,802
Deferred	11,283	47,102	32,864	120,230
	24,881	47,200	70,749	136,032
Non-Real Estate Groups
Current	(7,950)	(2,299)	(23,244)	(13,859)
Deferred	(353)	4,548	(3,118)	4,820
	(8,303)	2,249	(26,362)	(9,039)
Grand Total	$16,578	$49,449	$44,387	$126,993

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (GAAP) (in thousands):

	Three Months Ended January 31, 2008					Three Months Ended January 31, 2007
	Full Consol- idation (GAAP)	Less Minority Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol- idation (Non-GAAP)	Full Consol- idation (GAAP)	Less Minority Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol- idation (Non-GAAP)

Revenues from real estate operations	$406,043	$19,717	$87,410	$703	$474,439	$348,254	$20,200	$145,274	$14,055	$487,383
Exclude straight-line rent adjustment (1)	(9,018)	-	-	-	(9,018)	(6,995)	-	-	-	(6,995)
Adjusted revenues	397,025	19,717	87,410	703	465,421	341,259	20,200	145,274	14,055	480,388

Operating expenses	240,602	10,374	52,582	170	282,980	216,889	7,379	94,094	9,840	313,444
Add back non-Real Estate depreciation and amortization (b)	3,233	-	4,160	-	7,393	639	-	(99)	-	540
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	20	-	20	97	-	228	-	325
Exclude straight-line rent adjustment (2)	(1,755)	-	-	-	(1,755)	(2,797)	-	-	-	(2,797)
Exclude preference payment	(936)	-	-	-	(936)	(898)	-	-	-	(898)
Adjusted operating expenses	241,144	10,374	56,762	170	287,702	213,930	7,379	94,223	9,840	310,614

Add interest income and other income	21,002	800	2,375	191	22,768	31,671	90	2,501	970	35,052
Add equity in earnings of unconsolidated entities	9,665	188	(10,037)	-	(560)	32,731	-	(29,123)	-	3,608
Remove gain on disposition recorded on equity method	(12,286)	-	12,286	-	-	-	-	-	-	-
Add back provision for decline recorded on equity method	8,269	-	(8,269)	-	-	-	-	-	-	-
Add back equity method depreciation and amortization expense (see below)	7,690	-	(7,690)	-	-	9,319	-	(9,319)	-	-

Net Operating Income	190,221	10,331	19,313	724	199,927	201,050	12,911	15,110	5,185	208,434

Interest expense, including early extinguishment of debt	(91,191)	(473)	(19,313)	(275)	(110,306)	(79,349)	(4,595)	(15,110)	(5,598)	(95,462)

Equity in earnings of unconsolidated entities	(7,707)	(188)	10,037	-	2,518	(32,731)	-	29,123	-	(3,608)

Gain on disposition of equity method rental properties (e)	12,286	-	-	-	12,286	-	-	-	-	-

Provision for decline in real estate of equity method rental properties	(8,269)	-	-	-	(8,269)	-	-	-	-	-

Equity method depreciation and amortization expense (see above)	(7,690)	-	7,690	-	-	(9,319)	-	9,319	-	-

Gain on disposition of rental properties and other investments	-	-	-	1,046	1,046	-	-	-	64,641	64,641

Provision for decline in real estate	(3,302)	(10)	-	-	(3,292)	-	-	-	-	-

Depreciation and amortization - Real Estate Groups (a)	(59,409)	(1,118)	(7,096)	(6)	(65,393)	(51,144)	(3,074)	(8,867)	(1,001)	(57,938)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(2,653)	(114)	(594)	(10)	(3,143)	(2,562)	(161)	(452)	(47)	(2,900)

Straight-line rent adjustment (1) + (2)	7,263	-	-	-	7,263	4,198	-	-	-	4,198

Preference payment	(936)	-	-	-	(936)	(898)	-	-	-	(898)

Earnings before income taxes	28,613	8,428	10,037	1,479	31,701	29,245	5,081	29,123	63,180	116,467

Income tax provision	(16,007)	-	-	(571)	(16,578)	(25,033)	-	-	(24,416)	(49,449)

Earnings before minority interest and discontinued operations	12,606	8,428	10,037	908	15,123	4,212	5,081	29,123	38,764	67,018

Minority Interest	(8,616)	(8,616)	-	-	-	(5,081)	(5,081)	-	-	-

Equity in earnings (loss) of unconsolidated entities	7,707	188	(10,037)	-	(2,518)	32,731	-	(29,123)	-	3,608
Earnings from continuing operations	11,697	-	-	908	12,605	31,862	-	-	38,764	70,626

Discontinued operations, net of tax and minority interest:
Operating earnings from rental properties	266	-	-	(266)	-	(899)	-	-	899	-
Gain (loss) on disposition of rental properties	642	-	-	(642)	-	39,663	-	-	(39,663)	-
	908	-	-	(908)	-	38,764	-	-	(38,764)	-

Net earnings	$12,605	$-	$-	$-	$12,605	$70,626	$-	$-	$-	$70,626

(a) Depreciation and amortization - Real Estate Groups	$59,409	$1,118	$7,096	$6	$65,393	$51,144	$3,074	$8,867	$1,001	$57,938
(b) Depreciation and amortization - Non-Real Estate	3,233	-	4,160	-	7,393	639	-	(99)	-	540
Total depreciation and amortization	$62,642	$1,118	$11,256	$6	$72,786	$51,783	$3,074	$8,768	$1,001	$58,478

(c) Amortization of mortgage procurement costs - Real Estate Groups	$2,653	$114	$594	$10	$3,143	$2,562	$161	$452	$47	$2,900
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	20	-	20	97	-	228	-	325
Total amortization of mortgage procurement costs	$2,653	$114	$614	$10	$3,163	$2,659	$161	$680	$47	$3,225

(e) Properties accounted for on the equity method do not meet the definition of a component of an entity under SFAS No. 144 and therefore are reported in continuing operations when sold. For the three months ended January 31, 2008, one equity method property was sold, University Park MIT Hotel, resulting in a pre-tax gain on disposition of $12,286.

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (GAAP) (in thousands):

	Year Ended January 31, 2008					Year Ended January 31, 2007
	Full Consol- idation (GAAP)	Less Minority Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol- idation (Non-GAAP)	Full Consol- idation (GAAP)	Less Minority Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol- idation (Non-GAAP)

Revenues from real estate operations	$ 1,295,620	$ 71,040	$ 344,638	$ 26,304	$ 1,595,522	$ 1,123,351	$ 97,031	$ 355,457	$ 102,712	$ 1,484,489
Exclude straight-line rent adjustment (1)	(25,166)	-	-	-	(25,166)	(15,950)	-	-	(44)	(15,994)
Adjusted revenues	1,270,454	71,040	344,638	26,304	1,570,356	1,107,401	97,031	355,457	102,668	1,468,495

Operating expenses	787,654	34,461	224,833	20,055	998,081	677,403	45,406	234,796	68,711	935,504
Add back non-Real Estate depreciation and amortization (b)	10,663	-	10,431	-	21,094	1,571	-	7,174	-	8,745
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	125	-	125	333	1	819	-	1,151
Exclude straight-line rent adjustment (2)	(8,615)	-	-	-	(8,615)	(6,299)	-	-	(938)	(7,237)
Exclude preference payment	(3,707)	-	-	-	(3,707)	(898)	-	-	-	(898)
Adjusted operating expenses	785,995	34,461	235,389	20,055	1,006,978	672,110	45,407	242,789	67,773	937,265

Add interest income and other income	73,368	2,662	11,533	942	83,181	61,411	2,763	3,301	1,830	63,779
Add equity in earnings of unconsolidated entities	12,273	884	(13,149)	-	(1,760)	48,542	-	(31,278)	-	17,264
Remove gain on disposition recorded on equity method	(14,392)	-	14,392	-	-	(7,662)	-	7,662	-	-
Add back provision for decline recorded on equity method	8,269	-	(8,269)	-	-	400	-	(400)	-	-
Add back equity method depreciation and amortization expense (see below)	36,511	-	(36,511)	-	-	36,091	-	(36,091)	-	-

Net Operating Income	600,488	40,125	77,245	7,191	644,799	574,073	54,387	55,862	36,725	612,273

Interest expense, including early extinguishment of debt	(337,842)	(13,108)	(72,211)	(4,542)	(401,487)	(285,507)	(24,262)	(55,862)	(20,229)	(337,336)

Equity in earnings of unconsolidated entities	(10,315)	(884)	13,149	-	3,718	(48,542)	-	31,278	-	(17,264)

Gain on disposition of equity method rental properties (e)	14,392	-	-	-	14,392	7,662	-	-	-	7,662

Provision for decline in real estate of equity method rental properties	(8,269)	-	-	-	(8,269)	(400)	-	-	-	(400)

Equity method depreciation and amortization expense (see above)	(36,511)	-	36,511	-	-	(36,091)	-	36,091	-	-

Gain on disposition of rental properties and other investments	603	-	-	106,333	106,936	-	-	-	233,852	233,852

Preferred return on disposition	-	-	(5,034)	-	(5,034)	-	-	-	-	-

Provision for decline in real estate	(3,302)	(10)	-	-	(3,292)	(1,923)	-	-	-	(1,923)

Depreciation and amortization - Real Estate Groups (a)	(221,921)	(7,286)	(34,369)	(1,947)	(250,951)	(175,244)	(13,588)	(34,779)	(10,310)	(206,745)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(11,624)	(730)	(2,142)	(90)	(13,126)	(10,377)	(1,061)	(1,312)	(370)	(10,998)

Straight-line rent adjustment (1) + (2)	16,551	-	-	-	16,551	9,651	-	-	(894)	8,757

Preference payment	(3,707)	-	-	-	(3,707)	(898)	-	-	-	(898)

Earnings before income taxes	(1,457)	18,107	13,149	106,945	100,530	32,404	15,476	31,278	238,774	286,980

Income tax provision	(3,064)	-	-	(41,323)	(44,387)	(34,728)	-	-	(92,265)	(126,993)

Earnings before minority interest and discontinued operations	(4,521)	18,107	13,149	65,622	56,143	(2,324)	15,476	31,278	146,509	159,987

Minority Interest	(18,991)	(18,991)	-	-	-	(15,476)	(15,476)	-	-	-

Equity in earnings (loss) of unconsolidated entities	10,315	884	(13,149)	-	(3,718)	48,542	-	(31,278)	-	17,264
Earnings (loss) from continuing operations	(13,197)	-	-	65,622	52,425	30,742	-	-	146,509	177,251

Discontinued operations, net of tax and minority interest:
Operating earnings from rental properties	376	-	-	(376)	-	3,017	-	-	(3,017)	-
Gain on disposition of rental properties	65,246	-	-	(65,246)	-	143,492	-	-	(143,492)	-
	65,622	-	-	(65,622)	-	146,509	-	-	(146,509)	-

Net earnings	$ 52,425	$ -	$ -	$ -	$ 52,425	$ 177,251	$ -	$ -	$ -	$ 177,251

(a) Depreciation and amortization - Real Estate Groups	$ 221,921	$ 7,286	$ 34,369	$ 1,947	$ 250,951	$ 175,244	$ 13,588	$ 34,779	$ 10,310	$ 206,745
(b) Depreciation and amortization - Non-Real Estate	10,663	-	10,431	-	21,094	1,571	-	7,174	-	8,745
Total depreciation and amortization	$ 232,584	$ 7,286	$ 44,800	$ 1,947	$ 272,045	$ 176,815	$ 13,588	$ 41,953	$ 10,310	$ 215,490

(c) Amortization of mortgage procurement costs - Real Estate Groups	$ 11,624	$ 730	$ 2,142	$ 90	$ 13,126	$ 10,377	$ 1,061	$ 1,312	$ 370	$ 10,998
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	125	-	125	333	1	819	-	1,151
Total amortization of mortgage procurement costs	$ 11,624	$ 730	$ 2,267	$ 90	$ 13,251	$ 10,710	$ 1,062	$ 2,131	$ 370	$ 12,149

(e) Properties accounted for on the equity method do not meet the definition of a component of an entity under SFAS No. 144 and therefore are reported in continuing operations when sold. For the year ended January 31, 2008, two equity method properties were sold; White Acres, resulting in a pre-tax gain on disposition of $2,106, and University Park MIT Hotel, resulting in a pre-tax gain on disposition of $12,286. For the year ended January 31, 2007, one equity method property was sold, Midtown Plaza, resulting in a pre-tax gain on disposition of $7,662.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended January 31, 2008					Three Months Ended January 31, 2007					% Change
	Full Consol- idation (GAAP)	Less Minority Interest	Plus Unconsol- idated Investments at Pro-Rata	Plus Discon- tinued Operations	Pro-Rata Consol- idation (Non-GAAP)	Full Consol- idation (GAAP)	Less Minority Interest	Plus Unconsol- idated Investments at Pro-Rata	Plus Discon- tinued Operations	Pro-Rata Consol- idation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)

Commercial Group
Retail

Comparable	$ 56,769	$ 2,632	$ 2,638	$ -	$ 56,775	$ 53,963	$ 2,232	$ 1,430	$ -	$ 53,161	5.2%	6.8%
Total	68,553	3,214	6,520	-	71,859	62,219	2,902	4,296	186	63,799
Office Buildings

Comparable	45,879	3,041	944	-	43,782	44,227	2,556	1,261	-	42,932	3.7%	2.0%
Total	55,062	1,271	1,861	-	55,652	43,321	2,400	1,294	-	42,215
Hotels

Comparable	2,158	-	270	-	2,428	3,266	-	281	-	3,547	-33.9%	-31.5%
Total	1,526	(23)	1,156	-	2,705	3,388	-	491	(405)	3,474

Earnings from Commercial
Land Sales	15,096	879	-	-	14,217	18,989	1,556	395	-	17,828

Other	(5,848)	(407)	(33)	-	(5,474)	(7,766)	2,622	(14)	-	(10,402)

Total Commercial Group

Comparable	104,806	5,673	3,852	-	102,985	101,456	4,788	2,972	-	99,640	3.3%	3.4%
Total	134,389	4,934	9,504	-	138,959	120,151	9,480	6,462	(219)	116,914

Residential Group
Apartments

Comparable	23,467	763	7,270	-	29,974	23,216	652	6,999	-	29,563	1.1%	1.4%
Total	26,352	1,000	8,068	724	34,144	39,601	1,162	8,372	5,404	52,215

Military Housing

Comparable	-	-	-	-	-	-	-	-	-	-
Total	11,260	-	730	-	11,990	5,576	-	145	-	5,721

Sale of Residential
Development Project	(28)	-	-	-	(28)	-	-	-	-	-

Total Residential Group

Comparable	23,467	763	7,270	-	29,974	23,216	652	6,999	-	29,563	1.1%	1.4%
Total	37,584	1,000	8,798	724	46,106	45,177	1,162	8,517	5,404	57,936

Total Rental Properties

Comparable	128,273	6,436	11,122	-	132,959	124,672	5,440	9,971	-	129,203	2.9%	2.9%
Total	171,973	5,934	18,302	724	185,065	165,328	10,642	14,979	5,185	174,850

Land Development Group	31,018	4,397	273	-	26,894	46,777	2,269	130	-	44,638

The Nets	(5,825)	-	738	-	(5,087)	(619)	-	1	-	(618)

Corporate Activities	(6,945)	-	-	-	(6,945)	(10,436)	-	-	-	(10,436)

Grand Total	$ 190,221	$ 10,331	$ 19,313	$ 724	$ 199,927	$ 201,050	$ 12,911	$ 15,110	$ 5,185	$ 208,434

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)					Net Operating Income (dollars in thousands)					Net Operating Income (dollars in thousands)
	Year Ended January 31, 2008					Year Ended January 31, 2007					% Change
	Full Consol- idation (GAAP)	Less Minority Interest	Plus Unconsol- idated Investments at Pro-Rata	Plus Discon- tinued Operations	Pro-Rata Consol- idation (Non-GAAP)	Full Consol- idation (GAAP)	Less Minority Interest	Plus Unconsol- idated Investments at Pro-Rata	Plus Discon- tinued Operations	Pro-Rata Consol- idation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)

Commercial Group
Retail

Comparable	$ 213,752	$ 20,018	$ 11,240	$ -	$ 204,974	$ 200,100	$ 17,447	$ 9,173	$ -	$ 191,826	6.8%	6.9%
Total	248,889	13,126	24,098	-	259,861	210,793	17,228	13,207	1,994	208,766
Office Buildings

Comparable	182,336	18,938	4,226	-	167,624	178,688	18,854	4,366	-	164,200	2.0%	2.1%
Total	198,961	9,676	7,443	-	196,728	174,399	18,767	4,399	-	160,031
Hotels

Comparable	14,093	-	1,106	-	15,199	13,398	-	1,096	-	14,494	5.2%	4.9%
Total	14,738	118	2,611	-	17,231	14,130	-	1,947	10,715	26,792

Earnings from Commercial Land Sales	23,555	1,670	-	-	21,885	37,143	2,684	641	-	35,100

Other	(16,983)	5,908	(908)	-	(23,799)	(24,919)	6,815	(5)	-	(31,739)

Total Commercial Group

Comparable	410,181	38,956	16,572	-	387,797	392,186	36,301	14,635	-	370,520	4.6%	4.7%
Total	469,160	30,498	33,244	-	471,906	411,546	45,494	20,189	12,709	398,950

Residential Group
Apartments

Comparable	92,745	2,840	28,806	-	118,711	89,540	2,627	27,004	-	113,917	3.6%	4.2%
Total	108,293	4,433	38,075	7,191	149,126	107,318	3,838	31,766	24,016	159,262

Military Housing

Comparable	-	-	-	-	-	-	-	-	-	-
Total	24,826	-	1,823	-	26,649	12,052	-	305	-	12,357

Sale of Residential Development Project	17,607	-	-	-	17,607	-	-	-	-	-

Total Residential Group

Comparable	92,745	2,840	28,806	-	118,711	89,540	2,627	27,004	-	113,917	3.6%	4.2%
Total	150,726	4,433	39,898	7,191	193,382	119,370	3,838	32,071	24,016	171,619

Total Rental Properties

Comparable	502,926	41,796	45,378	-	506,508	481,726	38,928	41,639	-	484,437	4.4%	4.6%
Total	619,886	34,931	73,142	7,191	665,288	530,916	49,332	52,260	36,725	570,569

Land Development Group	43,396	5,194	676	-	38,878	99,056	5,055	790	-	94,791

The Nets	(20,878)	-	3,427	-	(17,451)	(14,703)	-	2,812	-	(11,891)

Corporate Activities	(41,916)	-	-	-	(41,916)	(41,196)	-	-	-	(41,196)

Grand Total	$ 600,488	$ 40,125	$ 77,245	$ 7,191	$ 644,799	$ 574,073	$ 54,387	$ 55,862	$ 36,725	$ 612,273

Development Pipeline

January 31, 2008
2007 Openings and Acquisitions (11)

Property / Location	Dev (D) Acq (A)	Date Opened/ Acquired	FCE Legal Ownership % (h)	Pro- Rata FCE % (h)(1)	Cost at Full Consol- idation (GAAP) (a)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP)(b) (1)X(2)	Sq. ft./ No. of Units		Gross Leasable Area
					(in millions)

Retail Centers:
Promenade Bolingbrook/ Bolingbrook, IL	D	Q1-07	100.0%	100.0%	$ 152.0	$ 152.0	$ 152.0	750,000		430,000	(f)
Victoria Gardens - Bass Pro/ Rancho Cucamonga, CA	D	Q2-07	80.0%	80.0%	41.2	41.2	33.0	180,000		180,000
					$ 193.2	$ 193.2	$ 185.0	930,000		610,000

Office:
Colorado Studios/ Denver, CO	A	Q1-07	90.0%	90.0%	$ 2.2	$ 2.2	$ 2.0	75,000
Commerce Court/ Pittsburgh, PA	A	Q1-07	70.0%	100.0%	26.5	26.5	26.5	377,000
Illinois Science and Technology Park - Building Q/ Skokie, IL	A/D	Q1-07	100.0%	100.0%	47.8	47.8	47.8	158,000
Richmond Office Park/ Richmond, VA	A	Q2-07	100.0%	100.0%	116.0	116.0	116.0	570,000	(i)
New York Times/ Manhattan, NY	D	Q3-07	70.0%	100.0%	542.9	542.9	542.9	737,000	(j)
					$ 735.4	$ 735.4	$ 735.2	1,917,000

Residential:
Stapleton Town Center - Botanica Phase II/ Denver, CO	D	Q2-07	90.0%	90.0%	$ 26.3	$ 26.3	$ 23.7	154
Tobacco Row - Cameron Kinney/ Richmond, VA	A	Q2-07	100.0%	100.0%	31.0	31.0	31.0	259
Wilson Building/ Dallas, TX	A	Q4-07	100.0%	100.0%	21.4	21.4	21.4	143
					$ 78.7	$ 78.7	$ 76.1	556
										Units Sold
Condominiums:										at 1/31/2008
Mercury (c)/ Los Angeles, CA	D	Q2-07	50.0%	50.0%	$ 0.0	$ 157.6	$ 78.8	240		76

Total Openings (d)					$1,007.3	$1,164.9	$1,075.1
LESS: Above properties to be sold as Condominiums					$ 0.0	$ 157.6	$ 78.8
Openings and Acquisitions less Condominiums					$1,007.3	$1,007.3	$996.3

Residential Phased-In Units (c) (e):								Opened in '07 / Total
Arbor Glenn/ Twinsburg, OH	D	2004-07	50.0%	50.0%	$ 0.0	$ 18.4	$ 9.2	48/288
Pine Ridge Expansion/ Willoughby Hills, OH	D	2005-07	50.0%	50.0%	0.0	16.4	8.2	40/162
Stratford Crossing/ Wadsworth, OH	D	2007-09	50.0%	50.0%	0.0	25.3	12.7	108/348
Sutton Landing/ Brimfield, OH	D	2007-08	50.0%	50.0%	0.0	15.9	8.0	24/216
Cobblestone Court/ Painesville, OH	D	2006-08	50.0%	50.0%	0.0	24.6	12.3	96/304
Total (g)					$ 0.0	$ 100.6	$ 50.4	316/1,318

See Attached Footnotes

Development Pipeline

January 31, 2008
Under Construction and To Be Acquired (22)

Property/ Location	Dev (D) Acq (A)	Antici- pated Opening	FCE Legal Owner- ship % (h)	Pro-Rata FCE % (h)(1)		Cost at Full Consol- idation (GAAP) (a)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (b) (1) X (2)	Sq. ft./ No. of Units		Gross Leasable Area		Lease Commitment %
						(in millions)
Retail Centers:
Orchard Town Center/ Westminster, CO	D	Q1-08	100.0%	100.0%		$ 164.1	$ 164.1	$ 164.1	983,000		569,000	(n)	59%
Shops at Wiregrass/ Tampa, FL	D	Q3-08	50.0%	100.0%	(m)	149.3	149.3	149.3	646,000		356,000		73%
White Oak Village/ Richmond, VA	D	Q3-08	50.0%	100.0%		73.5	73.5	73.5	792,000		286,000		86%
Village at Gulfstream (c)/ Hallandale, FL	D	Q1-09	50.0%	50.0%		0.0	164.4	82.2	455,000		455,000	(o)	25%
Promenade at Temecula Expansion/ Temecula, CA	D	Q1-09	75.0%	75.0%		102.5	102.5	76.9	127,000		127,000		49%
East River Plaza (c)/ Manhattan, NY	D	Q3-09	35.0%	50.0%		0.0	407.4	203.7	517,000		517,000		64%
Ridge Hill Retail/ Yonkers, NY	D	Q4-09/Q2-10	70.0%	100.0%		670.7	670.7	670.7	1,200,000		1,200,000	(p)	13%
						$ 1,160.1	$ 1,731.9	$ 1,420.4	4,720,000		3,510,000

Office:
Johns Hopkins - 855 North Wolfe Street/ East Baltimore, MD	D	Q1-08	76.6%	76.6%		$ 111.2	$ 111.2	$ 85.2	278,000	(q)			45%
818 Mission Street (c)/ San Francisco, CA	A	Q1-08	50.0%	50.0%		0.0	20.6	10.3	34,000				18%
Mesa Del Sol Town Center (c)/ Albuquerque, NM	D	Q3-08	47.5%	47.5%		0.0	18.7	8.9	74,000				31%
						$ 111.2	$ 150.5	$ 104.4	386,000

Residential:
Lucky Strike/ Richmond, VA	D	Q1-08	100.0%	100.0%		$ 37.4	$ 37.4	$ 37.4	131
Uptown Apartments (c)/ Oakland, CA	D	Q1-08/Q4-08	50.0%	50.0%		0.0	204.2	102.1	665
Dallas Mercantile/ Dallas, TX	D	Q1-08/Q3-08	100.0%	100.0%		142.7	142.7	142.7	366	(r)
Haverhill/ Haverhill, MA	D	Q1-09	100.0%	100.0%		72.8	72.8	72.8	305
						$ 252.9	$ 457.1	$ 355.0	1,467

Military Housing:
Ohana Military Communities, Hawaii Increment I (c)(e)/ Honolulu, HI	D	2005-2008	10.0%	10.0%		$ 0.0	$ 316.5	$ 31.7	1,952
Midwest Millington (c)(e)/ Memphis, TN	D	2008-2009	25.0%	25.0%		0.0	38.1	9.5	318
Military Housing - Navy Midwest (c)(e)/ Chicago, IL	D	2006-2009	25.0%	25.0%		0.0	264.7	66.2	1,658
Air Force Academy (c)(e)/ Colorado Springs, CO	D	2007-2009	50.0%	50.0%		0.0	82.5	41.3	427
Military Housing - Marines, Hawaii Increment II (c)(e)/ Honolulu, HI	D	2007-2010	10.0%	10.0%		0.0	338.8	33.9	1,175
Military Housing - Navy, Hawaii Increment III (c)(e)/ Honolulu, HI	D	2007-2010	10.0%	10.0%		0.0	614.6	61.5	2,519
Pacific Northwest Communities (c)(e)/ Seattle, WA	A/D	2007-2010	20.0%	20.0%		0.0	264.5	52.9	2,986
Hawaii Phase IV (c)(e)/ Kaneohe, HI	D	2007-2014	10.0%	10.0%		0.0	257.9	25.8	917
						$ 0.0	$ 2,177.6	$ 322.8	11,952
Total Under Construction (k)						$1,524.2	$4,517.1	$2,202.6

Residential Phased-In Units (c) (e):									Under Const. / Total
Cobblestone Court/ Painesville, OH	D	2006-08	50.0%	50.0%		$ 0.0	$ 24.6	$ 12.3	96/304
Sutton Landing/ Brimfield, OH	D	2007-08	50.0%	50.0%		0.0	15.9	8.0	192/216
Stratford Crossing/ Wadsworth, OH	D	2007-09	50.0%	50.0%		0.0	25.3	12.7	240/348
Total (l)						$ 0.0	$ 65.8	$ 33.0	528/868

See Attached Footnotes

Development Pipeline

2007 FOOTNOTES

(a)

Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity ("VIE").

(b)

Cost at pro-rata share represents Forest City's share of cost, based on the Company's pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

(c)

Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.

(d)

The difference between the full consolidation cost amount (GAAP) of $1,007.3 million to the Company's pro-rata share (a non-GAAP measure) of $1,075.1 million consists of a reduction to full consolidation for minority interest of $11.0 million of cost and the addition of its share of cost for unconsolidated investments of $78.8 million.

(e)	Phased-in openings. Costs are representative of the total project.
(f)	Includes 39,000 square feet of office space.
(g)

The difference between the full consolidation cost amount (GAAP) of $0.0 million to the Company's pro-rata share (a non-GAAP measure) of $50.4 million consists of the Company's share of cost for unconsolidated investments of $50.4 million.

(h)

As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company's legal ownership.

(i)	Includes 11 office buildings.
(j)	Includes 23,000 square feet of retail space.
(k)

The difference between the full consolidation cost amount (GAAP) of $1,524.2 million to the Company's pro-rata share (a non-GAAP measure) of $2,202.6 million consists of a reduction to full consolidation for minority interest of $51.6 million of cost and the addition of its share of cost for unconsolidated investments of $730.0 million.

(l)

The difference between the full consolidation cost amount (GAAP) of $0.0 million to the Company's pro-rata share (a non-GAAP measure) of $33.0 million consists of Forest City's share of cost for unconsolidated investments of $33.0 million.

(m)

As of 1/31/08 Shops at Wiregrass was funded 50% by Forest City. Since this date Forest City has entered into an agreement to pay back the original partner's contribution and will fund 100% going forward.

(n)	Includes 177,000 square feet for Target and 97,000 square feet for JC Penney that opened in Q3-06, as well as 16,000 square feet of office space.
(o)	Includes 67,000 square feet of office space.
(p)	Includes 156,000 square feet of office space.
(q)	Includes 22,000 square feet of retail space.
(r)	Includes 18,000 square feet of retail space.

CONTACT:
Forest City Enterprises, Inc.
Robert O’Brien, 216-621-6060
Vice President - Finance and Investment
or
Tom Kmiecik, 216-621-6060
Assistant Treasurer
or
Jeff Linton, 216-621-6060
Vice President, Corporate Communications
www.forestcity.net